Exhibit 10.33

May 1, 2007

James H. Flatt

1664 Oakmoor Heights

Colorado Springs, Colorado 80906

Re:	Employment Offer – Senior Vice President, Research and Development

Dear Jim:

I am delighted to confirm the terms on which you will be employed by Mascoma Corporation (the “Company”).

1. Position. You will serve as a Senior Vice President, Research and Development of the Company reporting directly to me. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. It is expected that you will work out of our Lebanon, New Hampshire facility approximately three (3) weeks per month and work from your home in Colorado approximately one week per month.

2. Starting Date. It is expected that your employment will begin on June 11, 2007 (the “Start Date”). Promptly following the commencement of your employment on your Start Date, you will be paid a starting bonus of $40,000.00 (the “Starting Bonus”). The Starting Bonus is refundable in full to the Company should you voluntarily terminate your employment with the Company for any reason within two years of the Start Date (an “Early Voluntary Termination”). Upon an Early Voluntary Termination, among other measures which the Company shall be entitled to take to secure the refund of the Starting Bonus, the Company shall be entitled to withhold, in partial or full repayment, as applicable, of the Starting Bonus, to the fullest extent permitted by applicable law, some or all of any unpaid amounts (including, without limitation, any unpaid salary, vacation time, commissions, bonuses or expenses) otherwise owed to you by the Company. You acknowledge that this Starting Bonus will represent taxable compensation to you and that the Company will report this income and withhold taxes, as required by law.

3. Salary. As an employee of the Company, you will be paid a salary at a rate of $11,458.33 per pay period, on a semi-monthly schedule which is equal to $275,000.00 per annum. Such salary will be payable in accordance with the Company’s normal payment schedule.

4. Performance Bonus Compensation. During your employment, you may be considered annually for a performance bonus. Currently, your anticipated performance bonus target will be 25% of your earned income. An additional component of the bonus plan that can provide a significant upside to the target bonus may be available based on outstanding corporate or personal performance. Performance bonus compensation in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on your performance and that of the Company, relative to milestones to be agreed

Mascoma Corporation    161 First Street    Second Floor East    Cambridge, MA 02142    617.234.0099    www.mascoma.com

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Flatt, James – Offer Letter

upon between you and your manager, and otherwise in accordance with the general employee bonus program agreed upon by the Mascoma Board’s Compensation Committee.

5. Stock Options. At the next regular meeting of the Board following the Start Date, it is anticipated that you will be awarded a grant of options to purchase 400,000 shares of the common stock of the Company at a purchase price equal to the fair market value of the Company’s common stock, as determined by the Board, subject to the terms of the Company’s standard form of incentive stock option agreement. You will receive such stock options only if you execute and deliver all stock option agreements, signature pages and other documents that the Company requests in connection with your grant and the foregoing grant will become effective only following such execution and delivery. The grant will be subject to vesting as follows: 20% of the shares shall vest on the first anniversary of the grant, provided you are employed by the Company on that date, and the remainder shall vest ratably, on a monthly basis, over the following 48 months following the first anniversary of the grant, provided that you remain in the Company’s employ at each such vesting date.

You will also be eligible to receive additional grants from time to time as the Board may award in its discretion.

6. Housing Allowance. The Company will provide you with a monthly allowance (the “Housing Allowance”) in the amount of $2,000.00 to assist you with housing expenses in the Lebanon, New Hampshire area for a period of up to three (3) years. You acknowledge that this allowance will represent taxable compensation to you and that the Company will report this income and withhold taxes, as required by law. The Housing Allowance is refundable in full to the Company should you voluntarily terminate your employment with the Company for any reason within two (2) years of the Start Date. In addition, following the commencement of your employment, should the Company purchase your airline tickets for travel back and forth between Boston and Colorado, the cost of such travel will be taxable income to you as well.

7. Benefits: Vacation: Withholding. You will be entitled to participate in health, insurance, pension, and other benefits provided to other employees of Mascoma of similar seniority on terms no less favorable than those available to such employees of Mascoma generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit. In addition, should the Company provide airfare to you

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of three weeks vacation and ten paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law.

8. Term and Termination. Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause, without notice and without any further compensation.

Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

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Flatt, James – Offer Letter

Vesting of any stock options which the Company may have granted to you shall cease immediately upon any termination of your employment with the Company for any reason. Vested stock options may be exercised up to 90 days following termination without Cause (as defined in an Incentive Stock Option agreement to be executed by you as a condition to the receipt of any stock options) or for up to 180 days in case of death or total and permanent disability, subject to the terms of your Incentive Stock Option agreement.

Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality and Developments Agreement and Noncompetition Agreement, each of which you will execute as a condition to your employment under this letter agreement.

9. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a) The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the enclosed Confidentiality and Developments Agreement.

(c) Your execution and delivery of the enclosed Noncompetition Agreement.

(d) Subject to a favorable meeting and recommendation from Vinod Khosla and Charles Wyman.

(e) Subject to personal reference checks and the final results of a background check or Criminal Offender Record Information (CORI) verification.

This offer of employment will expire on May 15, 2007 unless accepted by you prior to such date.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

MASCOMA CORPORATION

By:	/s/ Bruce A. Jamerson
Bruce A. Jamerson
Chief Executive Officer

Agreed and Accepted:

/s/ James H. Flatt
James H. Flatt

Start Date:	June 11, 2007